CODE OF ETHICS

THE OBERWEIS FUNDS

OBERWEIS ASSET MANAGEMENT, INC.

OBERWEIS SECURITIES, INC.

As Amended and Restated October 1, 2013

This Code of Ethics (the “Code”) has been adopted by the respective Boards of Trustees or Directors of The Oberweis Funds (the “Trust”), Oberweis Asset Management, Inc. (the “Adviser”) and Oberweis Securities, Inc. (the “Distributor”). The standards set forth in the Code are to be viewed as mandatory rather than as permissive. In addition, the Code is adopted to serve as the minimum standard of conduct for persons having access to information regarding the purchase and sale of portfolio securities by the Trust or other registered investment companies for which the Adviser serves as adviser or subadviser and other non-investment company clients (collectively, “Advisory Clients”). Persons subject to the Code must be mindful of the fiduciary duty which they owe to the Trust’s shareholders and Advisory Clients to act, at all times, in the shareholders’ and Advisory Clients’ best interest and to, among other things, refrain from engaging in personal securities transactions which take unfair advantage of their relationship to the Trust and Advisory Clients. Persons subject to the Code are also subject to the fiduciary duties set by Section 36(b) of the Investment Company Act of 1940 (the “1940 Act”).

The Adviser recognizes that, as a fiduciary to its clients, it owes a duty to all of its Advisory Clients to avoid conflicts of interest and act solely in the best interests of its Advisory Clients. Accordingly, each director and officer (or other person occupying a similar status or performing similar functions), and employee of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control (each, a “supervised person”) is required to comply with all applicable federal securities laws.

The Adviser will provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person will provide a written acknowledgement of his/her receipt and review of the Code of Ethics and any amendments to the Adviser’s Chief Compliance Officer. Further, all other associated/affiliated persons of the Trust or Distributor that fall into the definition of an Access Person will be provided with a copy of this Code of Ethics and any amendments thereto. Each such person will provide a written acknowledgement of his/her receipt and review of the Code of Ethics and any amendments to his/her company’s Chief Compliance Officer.

1. Definitions. As used herein, the following terms have the indicated meanings:

(a)	An “Access Person” is:

(i)	any trustee, director, officer or Advisory Person of the Trust or the Adviser; and

(ii)

any officer, employee or agent of the Distributor who in the ordinary course of his/her business makes, participates in or obtains information regarding the purchase or sale of a security by the Trust or for the account of an Advisory Client, or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendations with respect to such purchases or sales of securities.

(b)	“Adviser” shall mean Oberweis Asset Management, Inc., an Illinois corporation that acts as the investment adviser and manager for the Trust and Advisory Clients.

(c)	An “Advisory Person” is:

(i)	Any trustee, director, officer or employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or Adviser) who in connection with his/her regular functions or duties, makes, participates in, has access to or obtains nonpublic information regarding the purchase or sale of a Security by the Trust or to or for the account of an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases and sales, or who has access to such recommendations that are nonpublic, or who has access to nonpublic information regarding the portfolio holdings of the Trust or other registered investment companies for which the Adviser serves as adviser or subadviser; and

(ii)	Any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust or to or for the account of an Advisory Client with regard to the purchase or sale of a Security.

(d)	An “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(e)	A Security is “being purchased or sold” by the Trust or Advisory Client from (i) the time when the person or persons having the authority to make investment decisions for the Trust decide(s) to purchase or sell a specified amount of the Security within a specified price range until (ii) the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded.

(f)	A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(g)

The “beneficial ownership” of a Security shall be interpreted hereunder in the same manner as it would be under Rule 16a-1 (a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Specifically, a direct or indirect opportunity to profit or share in any profit derived from a transaction in any class of security coupled with either the power to vote conferred by such security or the power to dispose of (or direct the disposition of) such security, will confer beneficial ownership. Such an opportunity may come about through any contract, arrangement, understanding, relationship or otherwise. Thus, a person is regarded as the beneficial owner of securities held by members of his immediate family sharing the same household (immediate family members include any child, grandchild, stepchild, spouse, sibling, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and adoptive relationships). Similarly, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to dividends that is separate or separable from the underlying securities, and a person’s right to acquire or dispose of securities through the exercise or conversion of any derivative security (such as an option or a warrant), whether or not presently exercisable, will confer beneficial ownership, and transactions involving them should be reported. Any other indirect interest in securities including performance-related fees received for services rendered with regard to securities as well as a person’s interest in securities held by a trust may confer beneficial ownership and thus require the reporting of any transactions involving them.

(h)	“Companies” shall mean collectively the Trust, the Adviser, and the Distributor.

(i)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(j)	An “Independent Trustee” is any trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(k)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(l)	“Investment Personnel” shall mean (i) any employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by or on behalf of the Trust or an Advisory Client, including any person such as an analyst or trader who directly assists in the process and (ii) any natural person who controls the Trust or the Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust or an Advisory Client.

(m)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

(n)	“Person” means any trustee, director, shareholder, officer or employee of any of the Companies.

(o)	The term “purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(p)	The term “Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of unaffiliated registered open-end investment companies including exchange-traded funds (any fund for which the Adviser does not serve as an investment adviser or subadviser), shares of any money market fund, or shares of unit investment trusts invested exclusively in unaffiliated open-end funds.

(q)	A person will “indirectly” effect a transaction if, but only if, the person knowingly causes or influences another person to effect the transaction.

(r)	A “Seed Account” means an account established, maintained and managed by the Adviser for the purpose of establishing a performance track record prior to offering a particular investment strategy/style to Advisory Clients or the public or for the purpose of continuing a performance track record during such time as no Advisory Client’s account is being managed utilizing such investment strategy/style.

(s)	The “Supervisory Committee” shall consist of the person or persons so designated by the Board of Directors of the Adviser.

2. Statement of General Fiduciary Principles: While the Adviser and the Distributor each believe that individual investment activities should be encouraged, their philosophy has always been to avoid conflicts of interest (or even the appearance of conflict) between client services, investment adviser transactions, and personal investments. This inevitably places some restrictions on the freedom in investment activities of persons associated with the Adviser or the Distributor. This Code of Ethics has been adopted to meet these concerns.

The general fiduciary principles governing this Code shall be that, (a) in any situation where the potential for conflict exists, transactions for Advisory Clients must take precedence over personal transactions, (b) all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (c) no person associated with the Adviser or Distributor shall take inappropriate advantage of his or her position. Should any situation arise not specifically governed by this Code, these general fiduciary principles shall govern the resolution of the matter. Accordingly, this Code shall be interpreted in furtherance of such general fiduciary principles and the general policies of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

Compliance with the Code of Ethics and all applicable federal securities laws is a condition of employment with the Adviser or Distributor and willful violation of its provisions may be cause for termination of employment. Taking into consideration all relevant circumstances, management of the entity employing the individual in question will determine what action is appropriate for any breach of its provisions, subject to the recommendation of the Supervisory Committee as described below. The decision of management will also govern questions of interpretation arising under this Code.

3. Exempted Transactions.

(a)	The prohibitions and reporting requirements of Sections 4 and 5 of this Code do not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	The prohibitions and reporting requirements of Section 4 and 5(b) of this Code do not apply to purchases that are part of an Automatic Reinvestment Plan.

(c)	The prohibitions of Section 4 of this Code do not apply to the following:

(i)	Purchases or sales of Securities that are not eligible for purchase or sale by the Trust or to or for the account of an Advisory Client, other than securities purchased or sold in Initial Public Offerings and Limited Offerings.

(ii)	Purchases or sales that are non-volitional on the part of the Access Person.

(iii)	Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(iv)	Specifically with respect to Section 4(k), the purchase or sale of shares of affiliated registered open-end investment companies.

(v)	Specifically with respect to Sections 4(a), (g), (i) and (k), purchases or sales of Securities by Seed Account(s).

4. Prohibitions.

(a)	Except as provided in Section 3 of this Code, no Access Person may purchase or sell, directly or indirectly, a Security in which such Access Person has, or by reason of such transaction acquires, any direct or beneficial ownership, if the Access Person knew or reasonably should have known at the time of such purchase or sale that the Security was being purchased or sold by the Trust or an Advisory Client, or was being considered for such purchase or sale.

(b)	No Access Person may disclose to any person any non-public information regarding any Security being purchased or sold by the Trust or an Advisory Client, or being considered for such purchase or sale, but this prohibition will lapse when such purchase or sale has been completed. This prohibition does not apply to disclosures among Access Persons in connection with their performance of duties for the Trust or an Advisory Client.

(c)	Any Access Person who specifically recommends to the Trust or an Advisory Client the purchase or sale of a Security must disclose any beneficial interest in the Security that is known to the Access Person and that the Access Person has or expects to acquire within a reasonable period of time. This requirement does not apply to delivery to the Trust of recommendations (such as brokers’ reports and investment letters) that are addressed or available to parties other than the Trust or Advisory Clients.

(d)	No person covered by this Code of Ethics shall engage in any activity that involves inside information in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.

(e)	No Access Person, other than an Independent Trustee, may seek or accept gifts, favors, preferential treatment or valuable consideration of more than a de minimis nature from a broker-dealer or other companies or persons that do business with or have proposed doing business with the Trust or any company in a control relationship with the Trust. For purposes of this subsection, a de minimis gift shall include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment, or an unconditional gift of a typical item of reminder or other gifts amounting in value to not more than $100 per person per year.

(f)	No Access Person, other than an Independent Trustee, may purchase, directly or indirectly, any Security in an Initial Public Offering of that Security.

(g)	No Access Person, other than an Independent Trustee, may purchase, directly or indirectly, any equity security of an issuer with a market capitalization of less than $5 billion. For purposes of this subsection, an issuer shall not include an investment company registered under the 1940 Act.

(h)	No Access Person, other than an Independent Trustee, may purchase, directly or indirectly, any Security in a Limited Offering of that Security without the express prior approval of the Supervisory Committee. Any Access Person who has been authorized to acquire a Security in a Limited Offering pursuant to this subsection must disclose that investment if the Access Person participates in any subsequent consideration by the Trust of an investment in the issuer of that Security. The Trust’s investment decision with respect to such a Security must be independently reviewed by Investment Personnel with no personal interest in the issuer of the Security.

(i)	Except as provided in Section 3 of this Code, no Access Person, other than an Independent Trustee, may execute a Securities transaction on a day during which the Trust or an Advisory Client has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn. In addition, Investment Personnel may not buy or sell a Security within seven calendar days prior to, or within seven calendar days after, the Trust or an Advisory Client trades in that Security; provided, however, the Investment Personnel may sell a Security within seven calendar days after the Trust or Advisory Client executed a sales transaction in that same Security if the Trust and Advisory Client no longer have a position in that Security. Any profits realized by an Access Person or Investment Personnel in contravention of this subsection must be disgorged.

(j)	No Access Person, other than an Independent Trustee, may serve on the board of directors of any publicly traded company without the prior approval of the Supervisory Committee.

(k)	No Access Person, other than an Independent Trustee, may acquire a Security without first obtaining “preclearance” from the Supervisory Committee. The Supervisory Committee will grant “preclearance” if it appears to the Committee that the investment would not violate any provision of this Code and would not create any unacceptable conflicts. Such “preclearance” shall be valid for 2 calendar days from the date that it is granted.

5. Reporting.

(a)	Each Access Person, other than an Independent Trustee, will at the time of his/her employment with the Trust, the Advisor and/or the Distributor (or upon becoming an Access Person), and at any time thereafter prior to engaging in an outside business activity as referenced below, and at least annually, provide in writing to the Supervisory Committee, or to such other person or persons as the Committee may designate, disclosure of any outside business activities, outside employment and directorships (“Outside Business Activities”). The disclosure shall include:

(i)	Name of the outside employer, entity, organization or association;

(ii)	Nature of employment activity, affiliation or association; and

(iii)	Terms and type of compensation.

Charitable activities are not included in this requirement unless the Access Person is being compensated for such activity.

(b)	Except as provided in Section 3 of this Code, each Access Person other than an Independent Trustee must report to the entity of which he or she is an Access Person the information described in Section 5(d) of this Code with respect to any transaction of which the Person is aware in any Security in which the Access Person has, or by reason of such transaction acquires, any beneficial ownership.

(c)	Except as provided in Section 3 of this Code, each Independent Trustee must report to the Supervisory Committee the information described in Section 5(d) of this Code with respect to any transaction of which the Independent Trustee is aware in a Security in which the Independent Trustee has, or by reason of such transaction acquires, any beneficial ownership if such Independent Trustee at the time, of the transaction knew, or in the ordinary course of fulfilling the Independent Trustee’s official duties as a trustee of the Trust should have known, that, during the 15-day period immediately preceding or after the date of the transaction, the Security was purchased or sold by the Trust, or was being considered for such purchase or sale.

(d)	Every transaction report required under Section 5(b) or 5(c) must be made no later than 20 days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected or becomes known to the reporting Access Person, and must contain the following information with respect to all such transactions during the quarter:

(i)	The date of the transaction, the title and type of security, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved, and as applicable, the exchange ticker symbol or CUSIP number;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer, bank or other party with or through whom the transaction was effected;

(v)	With respect to any new account established by the Access Person during the quarter in which any Security is held, the name of the broker, dealer or bank with whom the account was established and the date the account was established; and

(vi)	The date that the report is submitted.

(e)	In the event that no transactions were effected by an Access Person in a calendar quarter, the Access Person, other than an Independent Trustee, must file a report, no later than 20 days after the end of such calendar quarter, stating that no transactions subject to the reporting requirements were effected during the calendar quarter.

(f)

An Access Person or Independent Trustee who would be required to file a report under Section 5(b) or (c), respectively, but for the fact that the transaction was effected for an account over which the person has no “direct or indirect influence”, must certify in writing that he or she does not have “any direct or indirect influence or control” over the account in question. Such written certification must be given to the Supervisory Committee no later than 20 days after the end of the calendar quarter in which the transaction with respect to which the certification relates is effected or becomes known to the certifying Access Person or Independent Trustee.

(g)	If a monthly brokerage statement or a confirmation for the reporting Access Person’s transaction includes the required information and is received within the required time period, the form of report required in Sections 5(b) and 5(e) may be a copy of the brokerage statement or confirmation involved.

(h)	Any report required by Section 5 of this Code may contain a statement that the report will not be construed as an admission by the Access Person making the report that the Access Person has any direct or indirect beneficial ownership interest in the Security to which the report relates.

(i)	Each Access Person, other than an Independent Trustee, will at the time of his/her employment (or upon becoming an Access Person) and at least annually provide in writing to the Supervisory Committee, or to such other person or persons as the Committee may designate, his/her personal securities holdings and a report with respect to accounts that the Access Person (and the Access Person’s immediate family members sharing the same household) may maintain with any broker, the name in which the account is maintained, and the number of the account. Each such holdings report shall be made within 10 days after the commencement of employment (or becoming an Access Person). Annual Reports shall be made during the fourth quarter of each calendar year. The information contained in the report must include the following information and be current as of a date within 45 days of the date of submission.

(i)	The title and type of securities, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer, or bank or other person with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)	The date that the report is submitted.

(j)	The Companies shall identify all Access Persons who are under a duty to make reports to such entities pursuant to this Section 5 and shall inform such persons of such duty.

(k)	If no accounts are maintained by an Access Person or the Access Person’s immediate family members, the Access Person will so advise the Supervisory Committee in writing. The non-existence of any such account will not raise a presumption that the Access Person is acting in a manner detrimental to the Fund or an Advisory Client.

(1)	The Supervisory Committee or its designee shall be responsible for implementing compliance procedures to review reports made pursuant to this Section.

(m)	All Access Persons, other than Independent Trustees, shall place through the Distributor, as broker-dealer affiliated with the Trust, every Securities transaction in which they, their immediate family members, and trusts of which they are trustees or in which they have a beneficial interest participate, except that (i) each Access Person that is an employee of the Distributor and/or the Adviser may maintain a SIMPLE IRA and/or qualified retirement brokerage account with Fidelity Brokerage Services (“Fidelity”) and effect Securities transactions through such account and (ii) an Access Person may maintain a brokerage account with a broker-dealer other than the Distributor or Fidelity and effect Securities transactions through such account if the Access Person has received the express prior approval of the Supervisory Committee.

(n)	All Access Persons, other than Independent Trustees, must direct the Distributor, Fidelity and/or other broker-dealer approved in accordance with Section 5(m), to supply to the Supervisory Committee duplicate copies of monthly brokerage statements.

6. Trustee Approval and Reports:

(a)	The Companies will prepare an annual report to the Board of Trustees of the Trust that summarizes existing procedures concerning personal investing and any additional procedures related thereto adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in existing restrictions or procedures based upon the Companies’ experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations. Such report shall include any certifications required by Rule 17j-1.

(b)	The Companies shall submit this Code to the Board of Trustees of the Trust for approval within the time frames required by Rule 17j-1. Any material changes to this Code shall be submitted to such Board within six months of such change.

(c)	All reports required to be made hereunder shall be delivered to and preserved by the Companies in accordance with this Code and applicable regulations for the benefit of the entity for which such report is made.

(d)	All information contained in the reports filed pursuant to this Code shall be deemed confidential and shall not be disclosed to any person except (i) the reporting person, (ii) the Securities and Exchange Commission or any representative thereof, (iii) as required by law or legal process, or (iv) except as may be required by this Code or as may be necessary or advisable to administer and enforce the provisions of this Code.

7. Recordkeeping: The Companies shall maintain the following records in the manner specified:

(a)	A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

(b)	A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)	A copy of each report made by an Access Person pursuant to this Code shall be preserved by the entity receiving the report for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(d)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place;

(e)	A list of the names of all persons who are, or within the past five years, have been, responsible for reviewing the reports filed pursuant to Section 5 of this Code shall be maintained in an easily accessible place;

(f)	A record of any approvals granted pursuant to Sections 3(c)(v), 4(h) or 4(k) or Section 9(c) shall be preserved for a period of five years from the end of the fiscal year in which such approval is given; and

(g)	A copy of each report made pursuant to Section 6 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

The Adviser shall maintain and preserve the aforementioned records in a central location for the benefit of all Companies.

8. Sanctions: Upon discovery of a violation of this Code, the Companies may impose such sanctions as they deem appropriate including, without limitation, a letter of censure, suspension or termination of employment. Additionally, all violations of this Code which involve the portfolio securities of the Trust or material violations of this Code which involve an officer of the Trust and the sanctions imposed by the Adviser or by the Distributor, if any, shall be reported to the Board of Trustees of the Trust.

The Board of Trustees of the Trust, the Board of Directors of the Adviser or the Board of Directors of the Distributor, as the case may be, may in its or their discretion delegate to the Supervisory Committee some or all of the responsibility for investigating and reviewing possible violations of this Code and determining appropriate sanctions therefore.

9. Miscellaneous.

(a)	No knowledge or information regarding the Trust’s portfolio transactions will be imputed to a trustee by reason of a meeting of the Board of Trustees if the trustee did not attend the portion of the meeting at which the information was discussed.

(b)	No report is required under Section 5 of this Code if the information therein would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940; provided that such information shall be provided to the Supervisory Committee.

(c)	Securities, and transactions in Securities, may be exempted (individually or by class) from Section 4(a) hereof upon a finding that the purchase or sale involved is only remotely potentially harmful to the Trust and Advisory Clients, e.g., because the purchase or sale would be very unlikely to affect a highly institutional market. In addition, the sale of a Security by an Access Person may be exempted from Section 4(a) hereof upon a finding of unusual circumstances, e.g., a personal financial emergency. In each case, an exception may be granted only if it is determined that the transaction would be consistent with the individual’s fiduciary obligations to the Trust and Advisory Clients. Any application for an exemption to make such a transaction shall be made to the Supervisory Committee, which application may be approved or denied. Prior to granting approval, the Supervisory Committee must also obtain the concurrence of an Independent Trustee, or if no Independent Trustee is available, concurrence by counsel to the Trust. Any exceptions will be reported to the Board of Trustees at the meeting of the Board immediately following the approval of the exception.

(d)	The fact that a Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any Access Person knew or should have known, that a Security was under consideration for purchase or sale or that the Security had been purchased or sold solely on the basis of receipt of a research report thereon.

(e)	No Security purchase or sale by an Access Person will prevent Investment Personnel from purchasing or selling the Security for the Trust and Advisory Clients.

(f)	All Access Persons must certify annually that they have read and understand this Code and recognize that they are subject thereto. The certification should also state that the Access Person has complied with the requirements of the Code and that all reports and disclosures required under this Code have been made.

10. Form ADV.

The Adviser shall describe this Code in Part II of its Form ADV and will furnish Advisory Clients with a copy of this Code upon request.

11. Reporting of Violations.

Any Person who becomes aware of a violation of the Code of Ethics, whether it be his or her violation, or that of another Person, must promptly report such violation to his/her respective companies’ Chief Compliance Officer for further reporting to the Supervisory Committee. The Chief Compliance Officer shall document each violation and any action taken as a result of such violation.

*         *         *         *         *

The undersigned acknowledges receipt of a copy of the Code of Ethics and agrees to comply therewith.

☐	The undersigned is not involved in any Outside Business Activities (see Section 5(a)); or

☐	The undersigned is involved in Outside Business Activities and the details of such activities are set forth below.

Date	Signature

Certification of Code of Ethics

The Oberweis Funds, Oberweis Asset Management, Inc., and Oberweis Securities, Inc., each certifies that (i) the Code of Ethics contains provisions reasonably necessary to prevent its access persons from engaging in the conduct prohibited by Rule 17j-1(b) of the Investment Company Act of 1940; and (ii) it has adopted procedures reasonably necessary to prevent its access persons from violating the provisions of the Code of Ethics.

THE OBERWEIS FUNDS

Date	By:	Patrick B. Joyce
	Title:	Executive Vice President

OBERWEIS ASSET MANAGEMENT, INC.

Date	By:	James W. Oberweis
	Title:	President

OBERWEIS SECURITIES, INC.

Date	By:	James W. Oberweis
	Title:	President